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                                                                    EXHIBIT 21




                                 LEAPNET, INC.




                         SUBSIDIARIES OF THE REGISTRANT

THE LEAP PARTNERSHIP, INC., an Illinois corporation and a wholly-owned subsidiary of the Registrant.

LILYPAD SERVICES, INC., an Illinois corporation and a wholly-owned subsidiary of the Registrant.

TADPOLE PRODUCTIONS, INC., an Illinois corporation and a wholly-owned subsidiary of the Registrant.

QUANTUM LEAP COMMUNICATIONS, INC., a Delaware corporation and a wholly-owned subsidiary of the Registrant.

BAR TV, INC., a Delaware corporation and a wholly-owned subsidiary of the Registrant.

YAR COMMUNICATIONS, INC., a Delaware corporation and wholly-owned subsidiary of the Registrant.

LEAP GLOBAL COMMUNICATIONS, INC. (formerly known as One World Communications, Inc.), a Delaware corporation and wholly-owned subsidiary of the Registrant.